                                                                   Exhibit 10.17

                              DEVELOPMENT AGREEMENT

         THIS DEVELOPMENT AGREEMENT ("Agreement"), dated as of this 1st day of November, 2002, between the SAVANNAH ECONOMIC DEVELOPMENT AUTHORITY, a public body corporate and politic and an instrumentality of the State of Georgia, created and existing under the Constitution and Laws of the State of Georgia, having an office at 8001 Chatham Center Drive, Suite 300, Savannah, GA 31405 ("SEDA"), and FRIEDMAN'S INC., a Delaware Corporation, having its main office at 4 West State Street, Savannah, GA 31401 ("Lessee").

         SEDA is the owner of certain real property consisting of 5.893 acres located in the City of Savannah, Chatham County, Georgia, more particularly described on Exhibit A attached hereto and made a part hereof by this reference ("the Property"), which is a part of a larger development known as Crossroads Business Center ("Crossroads"). SEDA has agreed to construct a corporate office building/distribution facility approximately 40,000 square feet, together with ancillary improvements on the Property (referred to herein together with the Property as the "Project") for use by Lessee. SEDA will lease the Project to Lessee pursuant to a Lease Agreement (the "Lease") to be entered into between the parties. In consideration of the commitment of SEDA to lease the Project to Lessee and carry out its other obligations hereunder, Lessee, subject to the terms and conditions hereof, will indemnify SEDA as hereinafter set forth.

         SEDA desires to appoint Lessee as SEDA's agent for the construction and equipping of the Project pursuant to the terms of this Development Agreement, and Lessee has agreed to perform such construction work on behalf of SEDA.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the satisfaction of all contingencies, SEDA and Lessee agree as follows:

1. Description of Project. Subject to the terms and conditions of this Agreement Lessee intends to use the Project as a corporate office building/distribution facility. The Project contains the following estimates:

                  a. Lessee will begin construction during the Third Quarter 2002 and intends to be operational in Third Quarter 2003. Estimated investment is $4,500,000.

                  b. Lessee intends to retain approximately 200 employees and between 2002 and 2004 create approximately fifty (50) professional managers, technicians, warehousemen and technical support level employee positions. Additional employees may be added during peak times.

                  c. Lessee intends to utilize Georgia's port facilities for its shipping needs whenever practical and competitive;


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                  d.  Lessee intends to purchase from and subcontract with local vendors where economically viable and competitively priced.

2. Lease. SEDA will lease the Property and the Project to Lessee pursuant to the Lease, to be entered into between the parties, on the date hereof. Pursuant to the terms of the Lease, SEDA will hold title to the Project and lease the same to Lessee for a base term of ten years and which may be extended by mutual agreement of the Parties. The Lease may be terminated at any time by Lessee and, upon such termination, the Project shall be conveyed by SEDA to Lessee for no additional consideration. The parties agree that during the term of the Lease, although the Property and the Project shall be titled in SEDA, Lessee shall be treated as the owner of the Project for federal and state income taxation purposes. During the term of the Lease and subject to the more particular terms of the Lease, Lessee or its designee will make payments (the `Additional Rent") to SEDA on January 1 in the years and amounts as follows:

              January 1       Additional
             of the year        Rent(1)
             -----------      ------------
              2003-2005        $     0
                2006             9,908
                2007            16,513
                2008            23,119
                2009            29,724
                2010            36,329
                2011            42,935
                2012            49,540
        2013 and thereafter.        (2)


(1) Fixed amounts payable for investment in the Project through the Term of the Lease.

(2) Amount to be determined by A Certified Public Accountant agreeable to SEDA in an amount equal to what ad valorem taxes would be if the Project were owned by Lessee.

         No other lease payment will be required (other than payment for Lot 1A described below, the hereinafter described Base Rent and any applicable indemnity payments).

3. Requirements Relating to Lot 1A. That portion of the Property shown on Exhibit B as Lot 1A consists of 1.08 ACRES and shall be maintained as attractive green space by Lessee and its assigns until such time as Lessee or its assigns shall elect to construct improvements of any type thereon, including surface parking. Prior to construction of any such improvements Lessee or its assigns shall notify SEDA in writing of its election to construct such improvements and shall pay


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SEDA the sum of $59,400 prior to beginning any such construction. Said payment shall be in addition to the hereinafter described Base Rent and the above-described Additional Rent.

4. Additional Investment. Any additional capital investment which consists of land improvements or fixtures (other than identified or referenced herein) made by Lessee with respect to the Project during the term of the Lease, will, at the request of Lessee, be titled in the name of SEDA and leased to Lessee pursuant to an amendment to the Lease. Said additional capital investment will, to the extent then authorized by Georgia law, be exempt from ad valorem taxes while titled in the name of SEDA, but will be subject to the payment of additional annual rent in amounts to be set forth in the amendment to the Lease.

5. Cost of Property. Upon execution and delivery of the Lease, Lessee will pay SEDA the sum of $264,7 15 for the Property (the "Base Rent"). Fee simple title to the Property and the Project will be conveyed to Lessee, subject only to liens authorized by Lessee, upon termination of the Lease, for no further consideration.

6. Real Estate Commission. SEDA and Lessee hereby represent that they have not engaged or dealt with any agent, broker or finder relating to this Development Agreement or the Project.

7. Ad Valorem Taxes. Under current Georgia law, no ad valorem taxes will be due on the Property or those portions of the Project which consist of land, improvements and fixtures to land which are titled in the name of SEDA. However, SEDA makes no representations as to whether governmental taxing authorities will determine that any particular fixtures included within the Project constitute personality, and as a result such fixtures become subject to ad valorem taxation.

8. Construction of the Project. SEDA hereby appoints Lessee as its agent to perform or cause to be performed, and Lessee hereby agrees to act as SEDA's agent in the performance of the construction of the Project in accordance with the plans and specifications to be prepared by or for Lessee (the "Specifications"), with the cost thereof payable solely from funds provided by Lessee. All such work shall be performed by Lessee in a good and workmanlike manner in accordance with the provisions of this Agreement and all requirements of law, including all applicable rules, regulations, ordinances, statutes, and guidelines promulgated by any applicable governmental or quasi-governmental authorities, agencies or organizations (collectively referred to as the "Governmental Authorities").

         SEDA hereby authorizes and appoints Lessee as its agent to take all actions necessary to accomplish the construction of the Project, including without limitation the following:

         a. Procuring any and all licenses, permits and approvals for the construction of the project;

         b. Entering into all construction contracts for the construction of the Project;


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         c.       Executing all documentation and taking all action necessary to cause the disbursement of funds obtained for the construction of the Project;

         d. Procuring and maintaining all insurance coverage required pursuant to the construction of the Project; and

         e. Performing all other actions with regard to the construction of the Project as contemplated pursuant to this Agreement.

9. Architectural Review Committee. SEDA will assist Lessee to obtain prompt review of plans and specifications as required in the covenants and standards of Crossroads Business Center.

10. Project Specifications. SEDA and Lessee must approve the design for the Project as set forth in the Specifications. The plans for such elements of the Project not shown on the initial Specifications shall be generally consistent with the approved Specifications for the Project, and shall be incorporated into final Specifications prepared by Lessee's architect, engineer or contractor. All such Specifications shall be prepared in sufficient detail to permit the construction thereof by a third party contractor.

11. Permits and Approvals. Lessee shall, as agent for SEDA, apply for and obtain any and all necessary building permits, licenses, variances and approvals that are necessary to construct the Project. SEDA agrees that it shall at all time cooperate with Lessee in the procurement of any such permits, licenses, variances and approvals, and shall execute such documentation as is reasonably required therefor.

12. Construction Contract. Lessee as agent shall enter into all construction contracts necessary for the performance of the Project and shall provide SEDA with notice of and copies of the construction contracts into which it enters.

13.      Performance of Construction.

         a. Lessee shall after the awarding of the construction contracts cause the commencement and diligent continuance of the construction of the Project (all items of work shown on the Specifications for the construction of the Project are sometimes collectively referred to herein as the "Project Work")

         b. All Project Work shall be performed pursuant to good construction practices and sound professional standards, and in compliance with all laws and legal regulatory requirements of Governmental Authorities relating to the construction and the performance of the work. All construction shall be performed in a good and


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         workmanlike manner, utilizing good quality materials. As relates to this Agreement, Lessee shall be solely responsible for all means, methods and techniques in the performance of all Project Work. As relates to this Agreement, Lessee shall be responsible for the supervision of the Project Work, and shall advise SEDA as to the progress of such work. SEDA and its designated engineer may attend any meeting with the construction manager and contractors and may visit the job site to inspect the progress and performance of the work during normal business hours upon prior notice to Lessee.

         c. The Project Work shall be performed in a diligent and continuous fashion utilizing an adequate workforce in order to expeditiously construct the Project.

         d. During the course of the Project Work, Lessee may order changes in the Project Work within the general scope of the plans, consisting of additions, deletions or other revisions that Lessee deems necessary or desirable, provided that such changes are in conformity with the requirements of the Governmental Authorities.

14.      Cost of Construction.

         a. Lessee shall provide all funds required for the construction of the Project, estimated to be $3,251,949.

         b. Lessee shall, as agent for SEDA, procure: (i) all necessary invoices, payment receipts and lien waivers from the relevant contractors and material men for all of the Project work; (ii) procure any certifications required from the designated engineers as to the completion of the portion of each component of the Project Work that is the subject of each such requisition; and (iii) pay all contractors performing Project Work in accordance with their applicable contracts. If any mechanics' or material mens' liens are filed against the Property or any portion thereof by any contractor or subcontractor or any agent to Lessee with regard to the performance of the Project Work, then Lessee shall bond and/or discharge any such lien within thirty days of notice of any such filing. Lessee agrees to defend, indemnify and hold SEDA harmless from any losses sustained by SEDA as a result of the foreclosure of any such liens.

         c. Lessee shall keep full and detailed accounts for all materials and labor used in the performance of the Project Work in accordance with generally accepted accounting practices, and SEDA will be provided with access at all reasonable times after prior notice to Lessee to related records, correspondence, construction drawings, receipts, vouchers, memoranda and other documents relating to such work, the contracts and payment therefor.


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15.      Indemnity and Insurance.

         a. Lessee shall indemnify, defend and save SEDA and its agents, servants, employees, officers and directors harmless from any and all loss, damages, liability, costs or expenses including but not limited to attorney's fees and court costs, arising out of any act or omission of Lessee, its agents, contractors, subcontractors, servants, employees or licensees in connection with any Project Work performed by Lessee in its capacity as agent for SEDA, except to the extent any such loss, damages, liability, costs or expenses arise due to the negligence or willful misconduct of SEDA.

         b. Lessee shall maintain or cause its contractors to maintain in force a commercial general comprehensive public liability policy or policies of insurance written by one or more responsible insurance carriers licensed to do business in Georgia insuring against liability for injury to and/or death of any/or damage to property of any person or persons in connection with the Project Work to be performed by Lessee pursuant to this Agreement, together with Builder's Risk and extended all-risk insurance on the Project, and Workers' Compensation insurance as may be required by law with regard to the Project Work. Such policies shall provide among other things, that the insurer(s) specifically recognize and insure the obligations undertaken by Lessee pursuant to this Agreement and shall name SEDA as an additional insured. Lessee agrees to deliver to SEDA a certificate of insurance evidencing the existence in force of such policy or policies of insurance. Such certificate will provide that such insurance will not be canceled or materially amended unless ten days' prior written notice of such cancellation or amendment is given to SEDA.

16. Representations, Warranties and Covenants of Lessee. Lessee represents, warrants and covenants that (i) Lessee is a Delaware corporation, (ii) Lessee has full right and authority to enter into this Agreement and to consummate the transactions contemplated herein, (iii) each of the persons executing this Agreement on behalf of Lessee is authorized to do so, and (iv) this Agreement constitutes a valid and legally binding obligation of Lessee, enforceable in accordance with its terms.

17. Representations and Warranties of SEDA. SEDA represents, warrants and covenants to Lessee and Agent that:

         a. (i) SEDA is a duly authorized and existing public body corporate and politic and instrumentality of the State of Georgia created and existing under the Constitution of Laws of the State of Georgia, (ii) SEDA has full right and authority to enter into this Agreement and to consummate the transactions contemplated herein, (iii) each of the persons executing this Agreement on behalf of SEDA is authorized to do so, (iv) this Agreement constitutes a valid and legally binding obligation of SEDA, enforceable in accordance with its terms, (v) SEDA will execute and deliver such other documents,


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         instruments, agreements, including but not limited to affidavits and certificates reasonably necessary to effectuate the transaction contemplated herein, and (vi) SEDA will take all such additional action reasonably necessary or appropriate to effect and facilitate the consummation of the transaction contemplated herein.

         b. SEDA will not sell, encumber, mortgage, convey, assign or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Project, nor any interest therein, nor restrict the use of all or any part of the Project, without the written consent of Lessee, nor take or cause to be taken any action in conflict with this Agreement at any time between the date hereof and the termination of this Agreement pursuant to its terms. SEDA additionally hereby represents and warrants that no rights-of-first refusal or similar agreements exist in connection with the Project.

         c. Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by SEDA of any judgment, order, writ, injunction or decree issued or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority. There is no action, suit, proceeding or investigation pending against SEDA which would become a cloud on the title to the Property or any portion thereof or which questions the validity or enforceability of the transaction contemplated by this Agreement or any action taken pursuant hereto in any court or before or by any federal, district, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

         d. SEDA has no knowledge of, nor has SEDA received any notice of, any actual or threatened action, litigation or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or SEDA, nor has any such organization, person, individual or governmental agency communicated to SEDA anything which SEDA believes to be threat of any such action, litigation or proceeding.

         e. SEDA has not received any notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or with respect to the use, occupancy or construction thereon.

18.      Miscellaneous,

         a. All notices, requests, demands or other communications hereunder shall be in writing and deemed given when delivered personally, when telefaxed via confirmed facsimile transmission, or on the day said communication is deposited in the U.S. mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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If to SEDA:                    Savannah Economic Development Authority
                               8001 Chatharn Center Drive
                               Suite 300
                               Savannah, GA 31405
                               Attention: President
                               FAX No. (912) 447-8455

With a copy to:                Oliver Maner & Gray LLP
                               218 West State Street
                               Savannah, GA 31401
                               Attention: Thomas S. Gray, Jr.
                               FAX No. (912) 236-8725

If to Lessee or Agent:         Friedman's, Inc.
                               4 West State Street
                               Savannah, GA 31401
                               Attention: Victor M. Suglia

With a copy to:                Denis F. Shanagher, Esq.
                               c/o Friedman's Inc.
                               315 llth Street
                               Oakland, CA 94607

or to such other address as the parties may from time to time designate by notice in writing to the other parties.

         b. The provisions of this Agreement are not intended to create, nor shall they in any way be interpreted to create, joint venture, a partnership, or any other similar relationship between parties, other than the specific agency relationship between SEDA and Lessee set forth above.

         c. The captions heading the various sections of this Agreement are for convenience and identification only, and shall not be deemed to limit or define the contents of their respective sections.

         d. Neither party shall record or attempt to record this Agreement in any public records. Upon the request of either party, the other party shall execute and deliver a recordable memorandum of this Agreement for recordation in the records of the Superior Court of Chatham County, Georgia, in a form approved by both parties.


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         e.       If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         f. This Agreement may only be modified or amended by means of a written agreement signed by the parties hereto.

         g. This Agreement is subject to the terms, conditions and provisions of the Lease. In the event of any conflict between the terms of this Agreement or the terms of the Lease, the terms of the Lease shall control.

         IN WITNESS WHEREOF, SEDA and Lessee have executed this Agreement by and through their duly authorized officers, and have affixed their respective seals hereto as of the date first above written.

                                       SAVANNAH ECONOMIC DEVELOPMENT
                                       AUTHORITY

                                       By:
                                          --------------------------------------
                                          Its:
                                              ----------------------------------


(Corporate Seal)

                                       Attest:
                                              ----------------------------------
                                          Its:
                                              ----------------------------------



                                       FRIEDMAN'S, INC.


                                       By:  /s/ Victor M. Suglia
                                          --------------------------------------
                                          Its:   CFO
                                              ----------------------------------


(Corporate Seal)

                                        Attest: /s/ Denis F. Shanagher
                                               ---------------------------------
                                          Its:  General Counsel
                                              ----------------------------------


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